Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Melendy E. Lovett
Senior Vice President and Chief Administrative Officer
April 26, 2018
Thank you Tim and good morning everyone.
Planning and execution of the spin-off of Trinity’s infrastructure-related businesses has continued to progress well following our 4th quarter earnings call in February. Our teams are working together alongside our advisors to create what we anticipate will be two strong and valuable public companies. At this time, we remain on track to complete the spin-off in the fourth quarter of this year.
Since our last call, we have continued to work with the IRS regarding our Private Letter Ruling filed in February. We have made additional progress in finalizing key elements of the initial Form 10, which we plan to file with the SEC in the second quarter. (As a reminder, the Form 10 is the primary public filing describing the infrastructure businesses that are being spun off.) The business segment alignment that Tim discussed is an important milestone for this filing. We are also in the process of preparing the new infrastructure company’s historical financials, which are also a key part of the Form 10; these financials will reflect the last three year’s financial performance for the new company as if it were a stand-alone entity during that time. We also expect to finalize the name of the new company by the time we file our Form 10.
The strategic direction and capital allocation priorities set by each executive management team and Board of Directors will be critical elements in establishing their new capital structures once the spin-off is complete. We look forward to sharing this information with you in due course.
Numerous other matters related to Day 1 separation and transitional services requirements are underway and proceeding well. Trinity’s cross-functional team of leaders assisting with the transaction and separation is doing a tremendous job and has been very successful at minimizing disruptions to our day to day business operations.
The effort the spin-off team is undertaking is significant, and the spirit in which they are approaching this effort embodies our core values of flexibility, collaboration, and dedication to excellence. We are grateful to all of our employees who are continuing to deliver quality business results to both internal and external stakeholders as we work through the spin-off process. While we are focused on a successful spin-off, we are also focused on operating as one Trinity company until the spin-off is complete.
We will continue to update our stakeholders on our quarterly earnings calls, and at other times as appropriate. I will now turn the call over to Scott.